UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Centerplate, Inc.
(Name of Registrant as Specified In Its Charter)

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2187 Atlantic Street, 6th Floor
Stamford, Connecticut 06902

April 25, 2008

Dear Security Holder:

You are cordially invited to attend the 2008 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation, which will take place at 8:00 a.m. EDT on Thursday, May 22, 2008, in the Conde’s Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870.

The formal items on the agenda are the election of our directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008. This Proxy Statement provides information relating to these agenda items. We do not expect any other items of business to be raised.

Your vote is important, so please vote your shares promptly. We appreciate your interest in Centerplate.

Sincerely yours,

David M. Williams
Chairman of the Board of Directors

2187 Atlantic Street, 6th Floor
Stamford, Connecticut 06902

April 25, 2008

NOTICE OF ANNUAL MEETING OF SECURITY HOLDERS

Notice is hereby given that the 2008 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation, will take place at 8:00 a.m. EDT on Thursday, May 22, 2008, in the Conde’s Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870 for purposes of:

1) Electing six directors;

2) Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and

3) Acting upon such other matters as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

All holders of record at the close of business on April 10, 2008 are entitled to vote at the meeting.

All security holders are invited to attend the meeting. To ensure your representation at the meeting, however, we urge you to vote your shares by mail at your earliest convenience, whether or not you expect to attend. If you do attend the meeting, you may vote in person even if you have returned a proxy. Your vote is important.

Sincerely yours,

Rina E. Terán
Corporate Secretary

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2008 Annual Meeting of security holders of Centerplate, Inc., a Delaware corporation. Copies of this Proxy Statement are being mailed to holders of record beginning on or about April 25, 2008. A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2008 accompanies this Proxy Statement.

The 2008 Annual Meeting will take place on Thursday, May 22, 2008 in the Conde’s Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, at 8:00 a.m. EDT (the “2008 Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of security holders.

QUESTIONS AND ANSWERS

Q:	ON WHAT AM I VOTING?

A:	You are being asked to vote on the election of our directors David M. Williams, Janet L. Steinmayer, Felix P. Chee, Sue Ling Gin, Alfred Poe and Glenn R. Zander, and on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2008 fiscal year. For more information on our nominees for election to the Board of Directors, turn to “Nominees for Election to the Board of Directors” on page 5. For information on the appointment of Deloitte & Touche LLP, turn to “Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 24.

Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A.	Our board of directors recommends that you vote your shares (1) “FOR” each of the nominees to the board of directors and (2) “FOR” the ratification of our independent registered public accounting firm for the 2008 fiscal year.

Q:	WHO IS ENTITLED TO VOTE?

A:	Each holder of our common stock at the close of business on April 10, 2008 is entitled to one vote for each share owned on that date. Each Income Deposit Security (“IDS”) includes one share of common stock. As of the record date, 20,981,813 shares of common stock were issued and outstanding.

Q:	HOW DO I VOTE?

A:	You can vote in either of these two ways:

• You can vote by mail by signing and dating your proxy card or voting instruction card from your broker or other nominee and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card or voting instruction card, your shares will be voted per your instructions. If you return a signed proxy card but do not provide voting instructions, your shares will be voted “FOR” the named nominees for election as directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008.

• You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the 2008 Annual Meeting or by completing a ballot available upon request at the meeting if you are a stockholder of record. However, if you hold your shares at a bank, broker or other holder of record rather than in your own name, you must obtain a legal proxy from your broker, trustee or other nominee in order to vote at the meeting.

In addition, even if you mail in a proxy card and decide to attend the 2008 Annual Meeting, you may keep your proxy vote or vote in person at the meeting.

REGARDLESS OF HOW YOU CHOOSE TO VOTE, YOUR VOTE IS IMPORTANT, AND WE ENCOURAGE YOU TO VOTE PROMPTLY.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the 2008 Annual Meeting. You can do this by:

• signing and returning another proxy or voting instruction card with a later date; or

• voting at the meeting.

Q:	WILL ANY OTHER MATTERS BE VOTED UPON?

A:	We do not expect any other matters to be considered at the 2008 Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a security holder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Centerplate.

Q:	HOW MANY VOTES ARE NEEDED SO THAT THE MEETING CAN TAKE PLACE?

A:	The presence in person or by proxy at the 2008 Annual Meeting of the holders of one-third of the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR AND TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:	Directors are elected by a plurality of the votes, which means the six nominees who receive the largest number of votes will be elected. There is no cumulative voting.

The affirmative vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote will be required to ratify the appointment of the independent registered public accountants.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of The Bank of New York, to be known as BNY Mellon Shareowner Services (“BNY Mellon”), our transfer agent, will count the votes. A representative from BNY Mellon will act as inspector of elections.

Q:	HOW ARE VOTES COUNTED?

A:	To determine if we have a quorum, we will count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Broker non-votes, as well as votes withheld by a holder of record, are not considered votes cast and will not be counted for or against a matter or nominee for director. Abstentions will have the same effect as a vote against the proposal to ratify the appointment of the registered public accounting firm, but will have no effect on the election of directors.

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card or voting instruction card for each account in which you own shares of our common stock either:

• directly in your name as the holder of record; or

• indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own shares of our common stock. Please vote all proxy cards or voting instruction cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is BNY Mellon. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to BNY Mellon at 1-877-296-3711 or by contacting BNY Mellon on the internet at www.stockbny.com or www.shrrelations@bnymellon.com.

Q:	IS THERE A LIST OF STOCKHOLDERS ENTITLED TO VOTE AT THE 2008 ANNUAL MEETING?

A:	The names of stockholders of record entitled to vote at the 2008 Annual Meeting will be available for inspection at the meeting and for ten days prior to the meeting for any purpose germane to the meeting between the hours of 9:00 am and 5:00 pm at our offices at 2187 Atlantic Street, 6th Floor, Stamford, Connecticut 06902 by contacting our Corporate Secretary.

Q:	WHEN ARE PROPOSALS FOR THE 2009 ANNUAL MEETING DUE?

A:	Under the rules of the Securities and Exchange Commission, or SEC, if a security holder would like us to include a proposal in our proxy statement and form of proxy for our 2009 annual meeting of security holders, the proposal must be received by us at our offices at 2187 Atlantic Street, 6th Floor, CT 06902 by December 26, 2008, and must otherwise comply with SEC Rule 14a-8. Proposals should be sent to the attention of our Corporate Secretary.

All security holders who wish to bring business before the annual meeting to take place in 2009 that will not be included in our proxy statement, including the nomination of candidates for election as directors, must provide notice to our Corporate Secretary by certified mail, return receipt requested, to Corporate Secretary, Centerplate, Inc., 2187 Atlantic Street, 6th Floor, Stamford, CT 06902 no later than February 23, 2009 and no earlier than January 24, 2009. However, if the 2009 Annual Meeting does not occur between May 2, 2009 and July 31, 2009, the notice must be received not earlier than 120 days before the 2009 Annual Meeting and not later than the close of business on the later of 90 days before the 2009 Annual Meeting or 10 days following the day on which public announcement of the 2009 Annual Meeting is first made. The notice must set forth the security holder’s name and address as they appear on our books and the class and number of shares of common stock beneficially owned by such security holder. Additionally, the notice must set forth, as to each person whom the security holder proposes to nominate for election as a director, all information relating to such person required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named as a nominee and to serving as a director if elected).

You may contact the Corporate Secretary at the address above for a copy of the relevant bylaw provisions regarding the requirements for making security holder proposals and nominating director candidates.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	We will pay the expenses of soliciting proxies for the 2008 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of shares of our common stock. In addition to use of the mail, proxies may be solicited personally or by telephone by officers, directors and other employees of Centerplate, without additional compensation, and by employees of BNY Mellon, our vote tabulator.

Q:	HOW CAN I GET A COPY OF CENTERPLATE’S ANNUAL REPORT?

A:	If you were a holder of record on April 10, 2008, you should have received a copy of our Annual Report on Form 10-K for the fiscal year ended on January 1, 2008, either with this Proxy Statement or prior to its receipt. If you have not received this Annual Report on Form 10-K, please write to Centerplate at the address below or call Centerplate at (203) 975-5900, and a copy without exhibits will be sent to you. Requests for copies of the Annual Report on Form 10-K should be sent to: Corporate Secretary, Centerplate, Inc., 2187 Atlantic Street, 6th Floor, Stamford, CT 06902.

PROPOSAL ONE — ELECTION OF DIRECTORS

Composition of our Board of Directors

Our Board of Directors currently consists of six members. At each annual meeting, each of our directors will be elected for a term expiring at the annual meeting occurring in the following year. Each director will hold office until his or her successor has been elected and qualified or, if earlier, until the director’s resignation or removal.

The following six individuals are currently serving as directors:

Name	Age	Position

David M. Williams	66	Chairman of the Board of Directors
Janet L. Steinmayer	52	President, Chief Executive Officer and Director
Felix P. Chee	61	Director
Sue Ling Gin	66	Director
Alfred Poe	59	Director
Glenn R. Zander	61	Director

Nominees for Election to the Board of Directors

The following individuals have been nominated by the Board of Directors as recommended by the Corporate Governance Committee.

David M. Williams (Toronto, Ontario) became the Chairman of the Board of Directors on March 1, 2006. He served as the President and Chief Executive Officer of the Ontario Workplace Safety & Insurance Board from 1998 until June 2003. Prior to that he held the position of Executive Vice President at George Weston Limited, a large publicly held food processing and distribution company, and has held numerous positions with Loblaw Companies Ltd., a major food distributor, including Executive Vice President, Chief Financial Officer and President of National Grocers Co., Ltd., a Loblaw subsidiary. Mr. Williams is a Director of Morrison Lamothe Inc., Toronto Hydro Electrical Services Ltd., Aastra Technologies Inc., and Shoppers Drug Mart Corp., and a Trustee for the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT). Mr. Williams is a certified general accountant and holds an ICD.d designation from the Institute of Corporate Directors. Mr. Williams has served as one of our directors since December 2003.

Janet L. Steinmayer (Old Greenwich, Connecticut) is our President and Chief Executive Officer. She served as our Vice President from August 1998 to December 2000, when she became Executive Vice President, was appointed Senior Executive Vice President in January 2004, President in February 2005 and Chief Operating Officer in September 2005. She was named Chief Executive Officer on March 1, 2006. Ms. Steinmayer also was our General Counsel from August 1998 through September 2005 and was General Counsel and an executive officer of Service America from November 1993 through September 2005. From 1992 to 1993, she was Senior Vice President-External Affairs and General Counsel of Trans World Airlines, Inc., or TWA. From April 1990 to 1991, she served as Vice President-Law, Deputy General Counsel and Corporate Secretary at TWA. Ms. Steinmayer was a partner of the Connecticut law firm of Levett, Rockwood & Sanders, P.C. from 1988 to 1990. Ms. Steinmayer is a Trustee of Bryn Mawr College and serves as a member of the Board of Directors of the Business Council of Fairfield County and the Eagle Hill-Southport School and as Chair of the Listed Company Council of the American Stock Exchange. She was appointed to our Board of Directors in September 2005.

Felix P. Chee (Oakville, Ontario) was the President and Chief Executive Officer of the University of Toronto Asset Management Corporation from January 2004 to February 2008. From October 2001 to December 2003 he was Vice President of Business Affairs and Chief Financial Officer at the University of Toronto. From 1986 to 2001, Mr. Chee held positions of Executive Vice President and Chief Investment Officer at Manulife Financial, a major financial services company; Senior Vice President, Corporate Finance at Ontario Hydro Corporation, a Canadian utility; and Senior Investment Officer of the International Finance Corporation of the World Bank Group. Mr. Chee has acted as Director for the Manulife Bank of Canada and as a member of the Board of Governors for York University. Mr. Chee currently is a Director of Infrastructure Ontario. Mr. Chee has served as one of our directors since December 2003.

Sue Ling Gin (Chicago, Illinois) is the owner and founder of Flying Food Fare, Inc., an in-flight catering company serving 80 international airlines, and has served as its President and Chief Executive Officer since 1983. She is also the owner and founder of New Management, Ltd., a real estate sales, leasing, management and development firm, and has served as its President since 1977. She is a Director of Exelon Corporation, Commonwealth Edison and the Chicago Botanical Gardens. Ms. Gin is a General Partner of Haymarket Square Associates, a real estate partnership. Ms. Gin also serves as Chairman and Chief Executive Officer of Flying Food Group, LLC, President and Director of the William G. McGowan Charitable Fund, Inc., President and Director of the Sue Ling Gin Charitable Fund, Inc. and as a Trustee for DePaul University, the Field Museum of Chicago and Rush University Medical Center. Ms. Gin has served as one of our directors since October 2004.

Alfred Poe (Chester, New Jersey) is the lead investor of AJA Restaurant Group, which owns and operates fast food restaurants in Florida, Ohio and New York, and has served as its Chairman and Chief Executive Officer since 1999. Mr. Poe was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002 and served as Chairman of MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. He purchased MenuDirect in 2001 and is currently its President and Chief Executive Officer. From 1991 through 1996, Mr. Poe was a Corporate Vice President of Campbell’s Soup Company, and from 1993 through 1996 he was the President of Campbell’s meal enhancement group. Prior to his work at Campbell, Mr. Poe held marketing positions at Mars, Inc. and served as Group Project Manager for General Foods Corporation. Mr. Poe is currently a director of B&G Foods, Inc., a diversified food company that has issued securities similar to our IDSs. Mr. Poe has served as one of our directors since October 2004.

Glenn R. Zander (Kennesaw, Georgia) served as President and Chief Executive Officer of Aloha Airgroup, Inc., an airline services company providing inter-island passenger and freight transportation through its subsidiaries, Aloha Airlines and Aloha Island Air, from May 1994 until October 4, 2004. Aloha Airgroup, Inc. filed for bankruptcy protection on December 30, 2004. From 1980 to 1994, he held various positions with Trans World Airlines, Inc., including Vice Chairman, Co-Chief Executive Officer, Senior Vice President, Chief Financial Officer, Vice President, Controller and Vice President Finance — International. Mr. Zander has served as one of our directors since October 2004.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

We are committed to ethical business conduct and sound and effective corporate governance practices. In support of this commitment, we are governed by our Guide to Business Conduct (the “Guide”), which is available for your review on our Web site at www.centerplate.com. Our Corporate Governance Committee is responsible for overseeing compliance with the principles set forth in the Guide. These principles, applicable to all directors, officers and employees of Centerplate, are intended to promote: honest and ethical conduct; full, fair, accurate and timely disclosure in reports filed with the SEC and in other public communications; and compliance with applicable laws.

The Board of Directors has created the following standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

The Board of Directors has determined that each of our current directors, except for Ms. Steinmayer, and all of the members of the Audit, Compensation and Corporate Governance Committees, are “independent,” as currently defined by the SEC and by the listing standards of the American Stock Exchange, or AMEX.

Board Meeting Attendance

Our Board of Directors held eight meetings during our fiscal year ended January 1, 2008. Each incumbent director attended at least 75 percent of the meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he or she served during fiscal 2007.

Each incumbent director attended our 2007 Annual Meeting of security holders. We expect all of our directors to attend our annual meeting of security holders, absent an emergency or other unforeseen circumstances.

Security Holder Communications with our Board of Directors

The Board of Directors has implemented a process by which security holders may communicate with the Board of Directors. Security holders may communicate with any of our directors by writing to them c/o Corporate Secretary and/or Vice President-Internal Audit at Centerplate, Inc., 2187 Atlantic Street, 6th Floor, Stamford, CT 06902.

Audit Committee

The current members of the Audit Committee are Messrs. Chee (Chair), Williams and Zander. The Audit Committee held 11 meetings during fiscal 2007. All of the members of the Audit Committee have been determined by the Board of Directors to be “independent,” as defined by the SEC and the listing standards of the AMEX. The Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert as defined in the rules of the SEC.

The Audit Committee oversees the performance of our internal audit function and our compliance with legal, ethical and regulatory matters; monitors our financial reporting process and internal control system; and appoints and replaces our independent registered public accounting firm from time to time, determines their compensation and other terms of engagement, and oversees their work.

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is not available on our website but was included as Appendix A to the proxy statement for our 2007 annual meeting of security holders that was filed with the SEC on April 26, 2007 (the “2007 proxy statement”). The Report of the Audit Committee appears on page 9 of this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Poe (Chair), Williams and Zander. The Compensation Committee held five meetings during fiscal year 2007. The Compensation Committee oversees the development and implementation of Centerplate’s compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters; reviews and approves the compensation of our Chief Executive Officer and the other executive officers of Centerplate; and provides oversight concerning selection of officers, management succession planning, performance of individual executives and related matters. Where legally permissible, the Committee may delegate its responsibilities as it deems necessary or appropriate; however, the Committee did not delegate any of its responsibilities in 2007.

The Compensation Committee operates under a written charter adopted by the Board of Directors. The charter is not available on our website but was included as Appendix B to the 2007 proxy statement. The Report of the Compensation Committee is on page 14 of this proxy statement.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Ms. Gin (Chair) and Mr. Poe. The Corporate Governance Committee held two meetings during fiscal 2007. The Corporate Governance Committee establishes criteria for Board and committee membership; recommends to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors; makes recommendations regarding proposals submitted by our security holders; and makes recommendations to our Board of Directors regarding corporate governance matters and practices.

The Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The charter is not available on our website but was included as Appendix C to the 2007 proxy statement.

Consideration of Candidates Submitted by Security Holders

The Corporate Governance Committee will review and consider candidates for nomination as a director submitted by security holders on the same basis as other candidates in accordance with the procedures set forth in our bylaws, as summarized in the “Questions and Answers” section on page 4 of this proxy statement.

Identifying and Evaluating Nominees

In identifying director candidates, other than those who may be proposed by security holders, the Corporate Governance Committee will solicit ideas for possible candidates from a number of sources, including members of the Board of Directors, Centerplate’s executive officers and individuals personally known to members of the Board. In addition, the Corporate Governance Committee is authorized to use its authority under its charter to retain an outside search firm to identify qualified candidates. When considering nominations for membership on our Board of Directors, the Corporate Governance Committee seeks to identify candidates who have the highest personal and professional ethical standards and who are committed to furthering the long-term interests of security holders and Centerplate. Qualified candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We believe that our Board of Directors should represent diverse experience and demonstrate leadership in business, government, education or community organizations. Board members should have special business skills, expertise and backgrounds that are relevant to our business. The Corporate Governance Committee also has a commitment to diversity and will seek diversity in gender, ethnicity and personal background when it considers candidates for Board membership.

AUDIT MATTERS

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of Centerplate’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing reports on the financial statements and the effectiveness of the company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

The Audit Committee has reviewed and discussed Centerplate’s audited financial statements for the fiscal year ended January 1, 2008, with management, with the internal auditor and with Deloitte & Touche LLP, our independent auditors for the fiscal year ended January 1, 2008. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP as required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the Audit Committee’s reviews and discussions with management and the independent auditors as discussed above, the Committee recommended that the Board of Directors include Centerplate’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended January 1, 2008 for filing with the SEC.

AUDIT COMMITTEE

Felix P. Chee, Chair
David M. Williams
Glenn R. Zander

Independent Auditors’ Fees

Centerplate paid Deloitte & Touche LLP the following fees for services performed with respect to the 2007 and 2006 fiscal years:

	2007	2006

Audit Fees(1):	$1,705,701	$1,461,946
Audit-Related Fees:	0	0
Tax Fees:	0	0
All other fees:	0	0

TOTAL	$1,705,701	$1,461,946

(1)	Audit fees for 2007 and 2006 included $845,601 and $562,446, respectively, related to the preparation of the registration statement in connection with the secondary offering completed in December 2007, as described under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Registered Secondary Offering of IDSs.”

Advance Approval Policy

In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for Centerplate by its independent auditors. Such approval may be accomplished by approving the terms of the engagement prior to the engagement of the independent auditors with respect to such services or by establishing detailed advance-approval policies and procedures to govern such engagement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee” or, in this section, the “Committee”) oversees the development and implementation of our compensation policies, strategies, plans and programs for our Chief Executive Officer (CEO) and other named executive officers. The Committee recommends the compensation of our CEO to the full Board. The Committee determines the compensation of the other named executive officers of Centerplate based on the CEO’s recommendations. Our executive officers are involved in Committee decisions through the development and preparation of proposals to the Committee for its consideration and approval.

The Compensation Committee uses internal evaluations of performance and analysis of compensation practices in industries where our company competes for qualified executive talent in making its compensation decisions. From time to time, the Committee uses outside compensation consultants to provide guidance on various compensation issues. In 2006, we retained Frederic W. Cook & Co., Inc. to provide advice on annual and long-term incentive plan design. The Committee reviews Centerplate’s compensation programs and strategies at least annually.

Centerplate’s compensation policies are designed to reflect and reinforce our strategic and operational goals. Our principal financial goal is to increase profitability and strengthen our financial position. Our incentive compensation is therefore focused on improvements in adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, as described further below. We believe our compensation policies align the interests of our management with the interests of our security holders by tying a significant portion of management compensation to the achievement of our principal financial goals.

Our key strategic initiatives — culinary excellence, branded concepts, speed of service and facility design — are intended to differentiate ourselves in the market and ultimately help strengthen our financial position by operating more profitably. In order to fully implement and build upon these strategic initiatives, we need to be able to attract and retain highly skilled and experienced executive officers and other members of senior management. In addition, in 2006 we improved our operating efficiency through changes in our management infrastructure that included hiring two new executive officers and several other key senior managers, as well as realigning our organizational structure. Our compensation packages reflect the competitive pressures of the market in which we operate.

Components of Executive Compensation

The components of Centerplate’s executive compensation program are:

•	Base salary;

•	Annual bonus;

•	Long term incentive cash compensation; and

•	Other benefits.

We compensate management through short- and long-term performance programs. Our short-term compensation plan includes the executive’s salary and annual bonus and is meant to motivate our executives to grow sales and adjusted EBITDA in the current fiscal year. Target awards under the annual bonus plan are set at 50% of each executive officer’s base salary, reflecting the importance of these incentives in our overall compensation strategy. Awards under our long-term performance plan (LTPP) are made based on management’s performance over a three-year period and are meant to incentivize executive officers and other members of our senior management team to focus on driving long-term growth for Centerplate and its security holders. Target awards for executive officers under the LTPP are considerably more difficult to achieve than the performance targets under our annual bonus plan.

Base Salary.  The initial base salaries for our executive officers are set in their employment agreements with us, subject to discretionary annual increases. Initial base salaries are set based on the executive’s position, level of responsibility and knowledge and experience. Our financial performance, the executives’ individual contributions to the business and market conditions are taken into account in evaluating salary increases. From time to time, the Compensation Committee also uses compensation surveys and industry data to help it determine appropriate levels of base salary. We review base salaries annually to take into account individual and company performance, as well as competitive conditions in our industry or in the market as a whole. However, consistent with our objective of rewarding performance, executive salaries are not automatically increased each year.

In March, 2006, the base salary of our CEO, Janet L. Steinmayer, was increased to $650,000 in connection with her appointment as CEO. Ms. Steinmayer volunteered not to take an increase in 2007 to support the company. In 2008, Ms. Steinmayer’s salary was increased to $700,000, effective as of January 2, 2008. In approving these increases, the Committee considered the other forms of compensation available to Ms. Steinmayer, as described below.

Kevin F. McNamara, Executive Vice President and Chief Financial Officer, and William H. Peterson, Executive Vice President — Operations, joined Centerplate in November 2006. Their base salaries of $350,000 and $360,000, respectively, as set forth in their employment agreements, were determined based on negotiations with these executives prior to their employment by Centerplate and reflect market conditions at the time of their hire. In 2008, their salaries were increased to $367,500 and $378,000, respectively, effective as of January 2, 2008.

Annual Bonus.  We maintain an annual bonus program designed to award executive officers and other managers with annual cash payments if Centerplate attains specified levels of adjusted EBITDA, determined on an annual basis by the Compensation Committee. Bonus amounts are paid as a percentage of base salary. The Board of Directors may amend or cancel the annual bonus program, or adjust any award, at any time.

For 2006 and prior years, awards under the annual bonus program were based solely on the achievement of company or business unit adjusted EBITDA targets. The amount of the individual’s bonus varied with the amount of the individual’s base salary and bonus percentage. Individual performance evaluations did not factor into the amount of bonus awarded. This structure was designed to motivate all members of management to seek to increase adjusted EBITDA. For 2007, the Compensation Committee approved a management proposal to make 75% of the total bonus pool payable based on achievement of adjusted EBITDA targets, with the remaining 25% of the pool to be awarded based on the individual performance of the executive officers and other members of the senior management team. This change was intended to allow us to reward exceptional performance, while maintaining the benefits of the program.

Annual bonus targets are aggressive and are meant to challenge management to grow sales and EBITDA beyond historical growth rates. Payment of the 75% of the bonus, which is dependent upon adjusted EBITDA results, is not made unless at least 95% of the adjusted EBITDA performance target is achieved. Meeting this minimum percentage of the target performance results in payment of 50% of the target award amount, while achieving the adjusted EBITDA performance target results in a payment of 100% of the target award amount. Exceeding a specified percentage above the adjusted EBITDA target could result in payment of 150% of the bonus target award amount.

For 2007, the bonus target amounts for Ms. Steinmayer, Mr. McNamara and Mr. Peterson were 50% of their base salaries. Seventy-five percent of each individual’s potential bonus award was based on the company’s achievement of the 2007 adjusted EBITDA performance target, while the remaining 25% was based on the achievement individual performance goals and other considerations as determined by the Compensation Committee in its discretion. Under their employment agreements, Messrs. McNamara and Peterson were guaranteed bonuses of at least $100,000 in 2007 under the annual bonus program. Actual bonus awards for 2007 for Ms. Steinmayer and Messrs. McNamara and Peterson were $222,300, $119,700 and $123,000, respectively.

Messrs. Peterson and McNamara each also received a special stay-on bonus of $150,000 in 2007 under their respective employment agreements, payable after six months for Mr. Peterson and 10 months for Mr. McNamara.

Long-Term Incentive Compensation.  Our long-term incentive compensation is cash-based because our common stock is not publicly traded except as a component of our IDSs. Stock-based incentives such as stock options or restricted stock would not have the value that they would for public companies with more typical capital structures. In addition, we believe that the use of IDSs as a form of compensation to executives would be unduly difficult to implement, given the complex structure of our IDSs.

In 2004, we adopted, and our security holders approved, a Long-Term Performance Plan (the ‘‘LTPP”) pursuant to which our executive officers and other key employees and members of senior management may receive long-term performance cash awards contingent upon the achievement of specific company performance goals set by the Compensation Committee. Our current executive officers and, since 2006, other members of our senior management team are eligible to participate in the LTPP. No more than 50 employees may have awards outstanding under the LTPP for any given grant year.

The Compensation Committee determines (1) the participants in the LTPP, (2) the performance periods for which awards will be paid, (3) the target awards that will paid upon the attainment of the applicable performance objectives and (4) the formula for determining the minimum and maximum amounts to be paid. The Compensation Committee has the power to interpret, construe and administer the LTPP, and may increase a participant’s award if it deems appropriate at the conclusion of a performance period.

We intend for the LTPP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the LTPP to our executive officers and other members of senior management whose compensation would otherwise be subject to the limitations on deductibility under Section 162(m).

Awards under the LTPP are based upon our company’s attainment of performance goals that are selected by the Compensation Committee and are measured over a three-year performance period. Target awards are generally expressed as a percentage of the participant’s “total compensation” (highest annual salary plus highest annual bonus) over the performance period. Under the awards granted thus far, our executive officers may receive awards ranging between 50% and 200% of their total compensation if specified levels of improvement in adjusted EBITDA are achieved. The 2005 class awards also included a diversification measure that could increase the amount payable by up to an additional 10% of total compensation (but not over 200% of total compensation). The diversification measure, which was discontinued starting with the 2006 class awards, was based on reductions in the percentage of adjusted EBITDA represented by certain of our large accounts. The 2007 awards may be reduced if the company does not improve its portfolio value and the management of its balance sheet. No award is payable unless the specified adjusted EBITDA targets are achieved. Unless otherwise determined by the Board or the Compensation Committee, the awards to executive officers are not payable if dividend payments on our IDSs are reduced from historical levels.

The LTPP targets are very aggressive and difficult to achieve and are designed to motivate and challenge employees to drive EBITDA growth at a rate that is significantly higher than our annual bonus targets. None of the aggressive requisite targets has been achieved, and hence no payments have been made under the LTPP, since the inception of the program.

Awards under the LTPP will be paid in cash and, absent a change in control, the award will be paid only if the participant is employed by Centerplate on the payment date, unless the participant’s employment is terminated as a result of death, retirement or approved resignation for disability, or as otherwise determined by the Board or the Compensation Committee.

The 2005 class awards were based on improvements in adjusted EBITDA plus the diversification factor as described above from 2005 through 2007. The 2005 class awards expired without payment because the minimum performance criteria for the performance period ending in 2007 were not satisfied. Of our current executive officers, only Ms. Steinmayer was a participant in the 2005 class awards.

Ms. Steinmayer, Messrs. McNamara and Peterson and other members of our senior management team are participants in the 2006 class awards, which cover the performance period from 2006 through 2008, and the 2007 class awards, which cover the period from 2007 through 2009. These awards will not be determinable until the end of our 2008 and 2009 fiscal years, respectively.

Perquisites.  Executive officers receive various perquisites provided by or paid for by our company. These perquisites include our automobile allowance, membership in a club and payment of medical and term life insurance premiums. We provide these perquisites as part of a total compensation package we believe necessary to attract and retain top-performing executives.

Termination and Change in Control.  Our CEO will receive a one-time payment equal to twice her annual base salary then in effect, plus a continuation for a period of up to 18 months of certain employee benefits if her employment is terminated by us without cause or by her for good reason, including a voluntary resignation upon a change in control of our company. Our employment agreements with Messrs. McNamara and Peterson provide for severance in an amount equal to one-year’s base salary, but do not provide separate benefits upon a change in control. See “Executive Compensation — Potential Payments upon Termination or Change in Control.”

Under our LTPP, the Compensation Committee may designate specific award recipients to receive incentive payments if there is a change in control (as defined in the LTPP), irrespective of whether the executive’s employment is terminated in connection with the event. The LTPP further provides that if a designated executive’s employment is terminated, or if the executive resigns for “good reason” (as defined in the LTPP), within two years of a change in control, then he or she will receive an additional payment. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a description of these change in control benefits.

The Compensation Committee believes that these severance and change in control arrangements are important as a recruitment and retention device in securing the continued employment and dedication of our executive officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

401(k) Plan.  We sponsor the Centerplate Retirement and Savings Plan, or 401(k) plan, which allows eligible employees to save for retirement. Subject to limitations imposed by the Internal Revenue Service, participants can elect to defer up to 50% of their compensation, on a pre-tax basis, through contributions to the plan. Participants who are deemed to be “highly compensated employees,” including all of our executive officers, are limited to deferrals of up to 4% of their compensation. Centerplate currently matches 25% of the first 6% deferred.

Deferred Compensation Plan.  We also sponsor a non-tax qualified deferred compensation plan in which our executive officers and certain other employees may participate. The deferred compensation plan is administered by the Compensation Committee. Prior to the beginning of a plan year, participants in the plan may elect to make pre-tax deferrals of a portion of their base salary and bonuses for that plan year, subject to maximum and minimum percentage or dollar amount limitations. At the discretion of the Compensation Committee, the company may make matching contributions with respect to a portion of a participant’s deferrals. A participant’s deferrals and matching contributions, if any, are credited to a bookkeeping account and accrue earnings or losses as if held in certain investments selected by the participant. Our deferred compensation plan is unfunded, and participants are unsecured general creditors of Centerplate as to their accounts.

None of the named executive officers has utilized our deferred compensation plan within the past three years and there are no amounts owing to any such officers under the plan.

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing of Centerplate under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our executive management and, based on such review and discussions, the Committee recommended to the Board of Directors that the information set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year 2007 ended January 1, 2008.

COMPENSATION COMMITTEE

Alfred Poe, Chair
David M. Williams
Glenn R. Zander

EXECUTIVE COMPENSATION

Executive Officers

Name	Age	Position

Janet L. Steinmayer	52	President and Chief Executive Officer
Kevin F. McNamara	41	Executive Vice President and Chief Financial Officer
William H. Peterson	42	Executive Vice President — Operations

Please see “Nominees for Election to the Board of Directors” on page 5 of this proxy statement for information regarding Ms. Steinmayer’s business background.

Kevin F. McNamara joined Centerplate in November 2006, as Executive Vice President and Chief Financial Officer. Mr. McNamara was employed by the Gillette Company and its successor, the Proctor & Gamble Company, from 1988 to 2006 holding various finance positions. Prior to joining Centerplate, Mr. McNamara was the Vice President, Finance — Gillette Global Grooming.

William H. Peterson joined Centerplate in November 2006, as Executive Vice President — Operations. From 2000 to 2006, Mr. Peterson held senior operations positions at Anschultz Entertainment Group (AEG), a leading sports and entertainment promoter, most recently as Senior Vice President of the AEG Sports Division. Prior to holding this position, Mr. Peterson served as President of the National Football League Europe from 1999 to 2000.

Summary Compensation Table For Fiscal 2007 and 2006

				Non-Equity
				Incentive Plan	All Other
		Salary	Bonus(4)	Compensation(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Janet L. Steinmayer,	2007	$650,000	$55,575	$166,725	$32,811	$905,111
Chief Executive Officer and President(1) (PEO)	2006	$630,769	—	$325,018	$29,673	$985,460
Kevin F. McNamara	2007	$350,000	$179,925	$89,775	$55,217	$674,917
Chief Financial Officer, Executive Vice President(2) (PFO)	2006	$25,577	$100,000	—	$109,623	$135,200
William H. Peterson	2007	$360,000	$180,795	$92,325	$16,652	$649,752
Executive Vice President — Operations(3)	2006	$37,385	$100,000	—	$100,000	$137,385

(1)	Ms. Steinmayer served as our President and Chief Operating Officer until March 1, 2006, when she was appointed our President and Chief Executive Officer.

(2)	Mr. McNamara was named our Executive Vice President and Chief Financial Officer on October 25, 2006, and joined our company on November 27, 2006.

(3)	Mr. Peterson was named our Executive Vice President-Operations on October 25, 2006, and joined our company on November 13, 2006.

(4)	Consists of the 25% of the 2007 annual bonus program that was awarded at the discretion of the Compensation Committee and the “stay bonus” and special bonus payments to Messrs. McNamara and Peterson under their employment agreements ($150,000 each in 2007 and $100,000 each for 2006).

(5)	Non-equity incentive plan compensation consists of payments under our 2006 annual bonus program and 75% of the payments under our 2007 annual bonus program.

(6)	All other compensation for fiscal 2007 includes the following:

•	For Ms. Steinmayer, club dues ($9,142), medical premiums ($11,560), core personnel benefits (mainly life and disability insurance premiums) ($5,623), group term life ($1,242), 401(k) match ($2,700), and personal use of company car ($2,544).

•	For Mr. McNamara, relocation expenses, including tax gross up ($34,042), car allowance ($9,750), medical premiums ($7,621), core personnel benefits ($3,323), group term life ($346) and 401(k) match ($135).

•	For Mr. Peterson, medical premiums ($12,041), core personnel benefits ($3,793), group term life ($358), and personal use of company car ($460).

Grants of Plan-Based Awards For Fiscal 2007

	Estimated Future Payouts
	Under Non-Equity Incentive Plan Awards(1)
	Threshold		Target		Maximum
Name	($)		($)		($

Janet L. Steinmayer,	$654,375	(2)	$138,750	(3)	$2,495,625	(4)
Chief Executive Officer and President (PEO)
Kevin F. McNamara	$352,125	(2)	$704,250	(3)	$1,342,877	(4)
Chief Financial Officer, Executive Vice President (PFO)
William H. Peterson	$362,500	(2)	$725,000	(3)	$1,382,500	(4)
Executive Vice President — Operations

(1)	The amounts shown in the table reflect potential threshold, target and maximum awards under the (i) 2007 annual bonus program, excluding the 25% discretionary portion that depends on individual performance assessments and (ii) the 2007 class awards under the LTPP.

(2)	Potential threshold compensation consists of the following: for Ms. Steinmayer, $121,875 under the annual bonus program and $532,500 under the LTPP; for Mr. McNamara $65,625 under the annual bonus program and $286,500 under the LTPP; and for Mr. Peterson $67,500 under the annual bonus program and $295,000 under the LTPP.

(3)	Potential target compensation consists of the following: for Ms. Steinmayer, $243,750 under the annual bonus program and $1,065,000 under the LTPP; for Mr. McNamara, $131,250 under the annual bonus program and $573,000 under the LTPP; and for Mr. Peterson, $135,000 under the annual bonus program and $590,000 under the LTPP.

(4)	Potential maximum compensation consists of the following: for Ms. Steinmayer, $365,625 under the annual bonus program and $2,130,000 under the LTPP; for Mr. McNamara, $196,877 under the annual bonus program and 1,146,000 under the LTPP; and for Mr. Peterson, $202,500 under the annual bonus program and $1,180,000 under the LTPP.

Employment Agreements

We have the following agreements with our named executive officers:

Janet L. Steinmayer.  On September 29, 1998, we entered into an employment agreement with Ms. Steinmayer, which was amended in September 2005 and again in March 2006. Under the amended agreement, Ms. Steinmayer’s annual base salary is $650,000. Ms. Steinmayer volunteered to not take an increase in 2007 to support the company. In 2008, Ms. Steinmayer’s salary was increased to $700,000. Ms. Steinmayer is entitled to an annual bonus targeted at 50% of her annual base salary at the discretion of our Board of Directors and to participate in any executive bonus plan and all employee benefits plans maintained by the company. In the case of a termination of her employment by Centerplate without cause or by Ms. Steinmayer for good reason, including voluntary resignation upon a change in control of Centerplate, Ms. Steinmayer will receive a one-time payment of an amount equal to two times her annual base salary then in effect, plus continuation for a period of up to 18 months of certain employee benefits available to her as an employee. During, and for two years after termination of, Ms. Steinmayer’s employment, she has agreed that, without our prior written consent, she will not have any involvement in any enterprise that provides food services, as defined in the agreement, in any of the states in the United States in which we operate or solicit any of our employees to leave their employment.

Kevin F. McNamara.  In connection with Kevin F. McNamara’s appointment as Executive Vice President and Chief Financial Officer in 2006, we entered into an employment agreement with Mr. McNamara under which he receives an annual base salary of $350,000, which was increased to $367,500 for 2008. Mr. McNamara is eligible to receive a bonus targeted at 50% of his annual base salary under our annual bonus plan. Under this employment agreement, Mr. McNamara was guaranteed a bonus of at least $100,000 for 2007, and the actual bonus that he received was $119,700. In addition, Mr. McNamara received a special stay-on bonus of $150,000 in September, 2007 after 10 months of continuous service to Centerplate. Mr. McNamara is entitled to participate in Centerplate’s LTPP. We also paid the costs of Mr. McNamara’s relocation to the New York tri-state area and provide Mr. McNamara with a company car. Under Mr. McNamara’s agreement, if his employment is terminated for any reason, he may not work for, or provide services to, any of Centerplate’s clients or competitors, or solicit Centerplate’s employees for a competitor, for two years from the date of termination of his employment. The agreement also provides that Mr. McNamara will be entitled to one year’s base salary as severance if his employment is terminated without cause.

William H. Peterson.  In connection with William H. Peterson’s appointment as Executive Vice President-Operations, we entered into an employment agreement under which he receives an annual base salary of $360,000, which was increased to $378,000 for 2008. Mr. Peterson is eligible to receive a bonus targeted at 50% of his annual base salary under our annual bonus plan. Under this employment agreement,

Mr. Peterson was guaranteed a bonus of at least $100,000 for 2007, and the actual bonus that he received was $123,120. In addition, Mr. Peterson received a special stay-on bonus of $150,000 in May, 2007 after six months of continuous service to Centerplate. Mr. Peterson is also entitled to participate in Centerplate’s LTPP and to the use of a company car. Under Mr. Peterson’s agreement, if his employment is terminated for any reason, he may not work for, or provide services to, any of Centerplate’s clients or competitors, or solicit Centerplate’s employees for a competitor, for two years from the date of termination of his employment. The agreement also provides that Mr. Peterson will be entitled to one year’s base salary as severance if his employment is terminated without cause.

Potential Payments upon Termination or Change in Control

The LTPP permits the Compensation Committee to grant change in control benefits to participants under the LTPP. In the event of a Change-in-Control (as defined below) during one or more performance periods, a designated participant’s performance goals and performance objectives in respect of all outstanding awards will be deemed to have been achieved and the designated participant will be entitled to receive the greater of (i) the applicable target award with respect to each outstanding award and (ii) the initial amount of the participant’s award that would be payable at the conclusion of the applicable performance period, after applying the criteria established for the applicable class award program. Such amount will be paid in a lump sum at the earlier of (i) the time of the termination of the designated participant’s employment with Centerplate or (ii) the time that the award would otherwise be paid where there is no termination of employment. If a designated participant’s employment is terminated within two years of a Change-in-Control, or if a designated participant resigns for “Good Reason” (as defined below) within two years from the date of a Change-in-Control, the designated participant will receive the Change-in-Control benefits described above, to the extent not already paid, plus an additional amount equal to such previously described Change-in-Control benefits. Such amount will be paid in a lump sum at the time of termination of employment. The Compensation Committee granted Ms. Steinmayer the right to receive Change-in-Control benefits, if applicable, under the LTPP for the 2005 class awards. Ms. Steinmayer, Mr. McNamara and Mr. Peterson will have the right to receive Change-in-Control benefits under the LTPP, if applicable, for the 2006 and 2007 class awards.

For purposes of the plan, a “Change-in-Control” means (i) an event by which any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 51% or more of the combined voting power of the then outstanding securities of Centerplate; (ii) a change in the composition of a majority of the Board of Directors within 12 months after any person is or becomes the beneficial owner, directly or indirectly, of securities of Centerplate representing 25% of the combined voting power of the then outstanding securities of Centerplate; or (iii) the sale of substantially all the assets of Centerplate and/or its operating subsidiaries. A resignation for “Good Reason” means a voluntary termination by a designated participant that otherwise entitles the designated participant to severance benefits pursuant to the terms of an employment agreement between the designated participant and Centerplate.

Our employment agreement with Ms. Steinmayer provides that if her employment is terminated by us without cause or by her for good reason, including a voluntary termination upon a change in control of our company, she will receive a one-time payment equal to twice her annual base salary then in effect, plus a continuation for a period of up to 18 months of certain employee benefits available to her as an employee. Our employment agreements with Messrs. McNamara and Peterson provide that if their employment is terminated by us without cause they will receive one year’s base salary payable over the one-year period following termination, in accordance with Centerplate’s normal payroll practice.

The following table summarizes the estimated benefits that would have been payable to each executive under the LTPP and their employment agreement if their employment had been terminated, as described above, or if there had been a change in control of Centerplate, on December 31, 2007.

			Change in		Change in
	Termination of		Control without		Control with
	Employment (No		Termination of		Termination of
Name	Change in Control)		Employment		Employment

Janet L. Steinmayer	$1,606,250	(1)	$2,040,000	(2)	$5,686,250	(3)
Kevin F. McNamara	$350,000	(4)	$1,098,000	(5)	$2,546,000	(6)
William H. Peterson	$360,000	(7)	$1,130,000	(8)	$2,620,000	(9)

(1)	Consists of severance under Ms. Steinmayer’s employment agreement equal to two times her annual base salary, plus an estimate of 18 months of benefit costs and accrued vacation.

(2)	Consists of payments under the LTPP 2006 class award equal to $975,000, or 100% of Ms. Steinmayer’s highest base salary and highest bonus during the performance period, and payment under the LTPP 2007 class award equal to $1,065,000. Does not include Change-in-Control benefits of $975,000 under the 2005 class award, which expired without vesting or payout in 2007.

(3)	Consists of severance payments under Ms. Steinmayer’s employment agreement plus two times the Change-in-Control payments for the 2006 and 2007 class awards under the LTPP that would be available without termination of employment.

(4)	Consists of severance under Mr. McNamara’s employment agreement equal to one year’s annual base salary.

(5)	Consists of payment under the LTPP 2006 class award equal to $525,000, or 100% of Mr. McNamara’s highest base salary and bonus during the performance period, and payment under the LTPP for the 2007 class award equal to $573,000.

(6)	Consists of severance under Mr. McNamara’s employment agreement plus two times the Change-in-Control payment under the LTPP.

(7)	Consists of severance under Mr. Peterson’s employment agreement equal to one year’s annual base salary.

(8)	Consists of payment under the LTPP 2006 class award equal to $540,000, or 100% of Mr. Peterson’s highest base salary and bonus during the performance period, and payment under the LTPP 2007 class award equal to $590,000.

(9)	Consists of severance under Mr. Peterson’s employment agreement and two times the Change-in-Control payment under the LTPP.

Director Compensation For Fiscal 2007

	Fees Earned or	All Other
	Paid in Cash	Compensation	Total
Name	($)	($)	($)

David M. Williams, Chairman	$195,500	—	$195,500
Felix P. Chee	$47,500	—	$47,500
Sue Ling Gin	$44,000	—	$44,000
Alfred Poe	$46,500	—	$46,500
Glenn R. Zander	$46,500	—	$46,500

For 2007, directors who were not employed by Centerplate received:

•	an annual retainer of $35,000;

•	an additional annual retainer for committee chairs as follows: $5,000 for the Audit Committee and Compensation Committee, and $2,500 for the Corporate Governance Committee;

•	an additional annual retainer for committee membership as follows: $2,000 for the Audit Committee, $1,000 for the Compensation Committee and $500 for the Corporate Governance Committee; and

•	an additional $1,000 per meeting for each director attending Board meetings in person ($500 if by telephone).

In addition, for 2007 Mr. Williams received a fee of $150,000 for his services as Chairman of the Board of Directors. For 2008, Mr. Williams agreed to reduce this fee to $100,000.

In November 2006, the Board adopted a program under which directors could elect in advance to have the fourth quarterly installment of their annual retainer used by Centerplate to purchase IDSs on their behalf in the open market at a future time in the following quarter. Purchases were made in early February 2008 on behalf of Messrs. Williams, Chee, Poe and Zander and Ms. Gin. The IDSs are held in accounts in the names of each of these directors, over which these directors have sole investment and voting control.

SHARE OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders of Common Stock and IDSs

The following table and the accompanying notes show information as of April 1, 2008 (unless otherwise indicated), based on public filings with the SEC, regarding the beneficial ownership of shares of our common stock and IDSs, and shows the number of and percentage owned by:

•	Each person who is known by us to own beneficially more than 5% of our capital stock or IDSs;

•	Each member of our Board of Directors;

•	Each of our named executive officers; and

•	All current members of our Board of Directors and executive officers as a group.

Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person. All shares of common stock are owned as part of IDS units.

	Number of Shares	Percent of
	of Common Stock	Common Stock and
Name of Beneficial Owner	and IDS Units	Percent of IDSs

FMR LLC(1)	1,722,760	7.1%
HBK(2)	1,883,618	9.0%
Janet L. Steinmayer(3)	0	0
Kevin F. McNamara(3)	0	0
William H. Peterson(3)	0	0
Felix P. Chee	1,150	*
Sue Ling Gin	2,092	*
Alfred Poe	1,142	*
David M. Williams	1,135	*
Glenn R. Zander	1,141	*
All current directors and executive officers as a group (eight persons)(3)	6,660	* %

*	Less than 1%.

(1)	FMR LLC owns 1,722,760 of our IDS units through its wholly owned subsidiary, Fidelity Management & Research Company (“Fidelity”), as a result of Fidelity’s acting as an investment adviser to various investment companies. Edward C. Johnson III, as Chairman of FMR Corp., may be deemed to beneficially own the units owned by FMR LLC. Mr. Johnson and FMR LLC. each have sole investment power over the 1,722,760 IDS units owned by Fidelity. Voting power over the 1,722,760 units rests with the Fidelity Funds’ Boards of Trustees. This information is as of December 31, 2007, as set forth in a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008. The address of Fidelity and FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. have shared voting and investment power over 1,888,618 IDS units, as reported in a Schedule 13G/A filed with the SEC on February 5, 2008. The address of each of these entities is 300 Crescent Court, Suite 700, Dallas, Texas 85201.

(3)	Our executive officers do not receive stock options or other forms of equity compensation due to certain restrictions on, and difficulties relating to, the issuance of additional IDSs. Through the annual bonus program and the LTPP, their interests are tied to increases in Adjusted EBITDA, which is the company’s principal financial metric.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Centerplate’s directors and executive officers, and persons who own more than 10 percent of the outstanding shares of common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of Centerplate on Forms 3, 4, and 5. To our knowledge, based on review of copies of such reports filed with the SEC and representations by these individuals that no other reports were required, all required reports have been filed on a timely basis on behalf of all persons subject to these requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registered Secondary Offering of IDSs

In connection with our initial public offering, or IPO, in December 2003, we entered into a registration rights agreement and an amended and restated stockholders agreement with our initial equity investors, affiliates of The Blackstone Group, L.P. (“Blackstone”) and an affiliate of General Electric Capital Corporation (“GE Capital”). Pursuant to these agreements, the initial equity investors had the right to demand registration of all of their interests in Centerplate for resale under the Securities Act of 1933. In connection with such sale, the initial equity investors had the right to cause us to exchange up to 1,543,179 shares of the common stock held by such investors for up to $14.35 million in subordinated notes in order to create up to 2,517,818 IDSs to be sold on behalf of the initial equity investors pursuant to the registration statement.

In 2006, the initial equity investors renewed an earlier demand for a registration for their equity interests in Centerplate. On March 23, 2007, we filed a shelf registration statement covering sales of those IDSs from time to time after the registration statement became effective. The registration statement was declared effective by the SEC on November 9, 2007, and the sale was completed in December 2007. In connection with the sale, we issued up to $14.35 million in subordinated notes in exchange for up to 1,543,179 shares of common stock to enable up to 2,517,818 IDSs to be sold on behalf of the initial equity investors.

Under the registration rights agreement, we agreed to pay all costs and expenses in connection with any such registration, except underwriting discounts and commissions applicable to the securities sold. We also agreed to indemnify the initial equity investors against certain liabilities, including liabilities under the Securities Act of 1933 and any Canadian securities laws. In 2007, we incurred total costs of approximately $1.7 million in connection with the secondary offering. Pursuant to the amended and restated stockholders agreement, the initial equity investors paid us $807,000 in December 2007 upon completion of the registered offering of their IDSs, representing five months’ interest in the IDSs sold in the offering.

Ms. Steinmayer, our President and CEO and a director, held direct and indirect minority interests in the initial equity investors and, as a result, received $117,353 as her share of the proceeds of the December 2007 secondary offering.

We also had the following relationships with Blackstone and G.E. Capital:

Blackstone

Director.  Peter Wallace, a managing director of Blackstone, was a director of our company from October 1999 to December 2007, when he resigned following completion of the registered secondary offering of IDSs for the Blackstone and G.E. Capital affiliates described above.

Observer Rights.  In connection with our IPO, we and an affiliate of Blackstone entered into an agreement pursuant to which, to the extent not prohibited by law, rule or regulation (including rules of any applicable securities exchange) if we did not have any director affiliated with those investors who held our stock prior to the IPO, then an individual selected by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates would have the right to attend as a non-voting observer all meetings of our Board of Directors, receive all information provided to our directors and participate in all deliberations of our Board of Directors, so long as that individual was acceptable to our Board of Directors, acting reasonably, and so long as the Blackstone affiliate and that individual had executed standard non-disclosure and market stand-off agreements. This agreement terminated following the sale of all of Blackstone’s interest in our securities in the registered secondary offering of our IDSs completed in December 2007.

Other Relationships.  An affiliate of Blackstone holds approximately $8 million in principal amount of the term loan under our credit facility described below under “— GE Capital — Credit Agreement with GE Capital.” In connection with amendments to the credit agreement in 2007, we paid amendment fees of $7,840 to Blackstone.

GE Capital

Credit Agreement with GE Capital.  On April 1, 2005, we entered into a credit agreement pursuant to which General Electric Capital Corporation, or GE Capital, agreed to provide up to $215 million of senior secured financing to us. The financing is comprised of a $107.5 million term loan and a $107.5 million revolving credit facility. The term loan currently bears interest at a floating rate equal to a margin of 1.75% over a defined prime rate or a percentage over a Eurodollar rate of 3.75%. The applicable margins for the revolving credit facility are subject to adjustment (from 1.0% to 1.75% for loans based on a defined prime rate and from 3.0% to 3.75% for Eurodollar loans based on our total leverage ratio). The revolving portion of the credit facility has a $35 million letter of credit sub-limit and a $10 million swing loan sub-limit.

The credit agreement contains various financial covenants and other requirements affecting the payment of interest on our subordinated notes and dividends on common stock. The term loan facility matures on October 1, 2010, subject to quarterly amortization payments. The availability of funding under the revolving credit facility depends on the satisfaction of various financial and other conditions, including restrictions in the indenture governing our subordinated notes. The revolving credit facility matures on April 1, 2010, and is subject to an annual 30-day pay down requirement, exclusive of letters of credit and certain specified levels of permitted acquisition and service contract related revolving credit advances. The term loan and the revolving credit facility are secured by substantially all of our assets and rank senior to our subordinated notes. The credit agreement contains customary events of default.

Under the terms of the credit facility, we agreed to pay to GE Capital usual and customary administrative fees of $100,000 annually. In addition, we agreed to indemnify GE Capital and its affiliates against certain liabilities and expenses incurred by them in connection with the loan agreement and certain related matters. In 2007 and thus far in 2008, we paid amendment fees of $32,000 and $281,459 and administrative fees of $100,000 and $110,000, respectively, to GE Capital.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2008. Representatives of Deloitte & Touche LLP will attend the 2008 Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from security holders.

Although the selection of the independent registered public accounting firm is not required under our by-laws or otherwise to be ratified by our security holders, the Audit Committee has directed that the appointment of Deloitte & Touche LLP be submitted to our security holders for ratification due to the significance of their appointment. If our security holders fail to ratify the selection, it will be considered as a direction to our Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and our security holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Rina E. Terán
Corporate Secretary

Dated: April 25, 2008

☐	▼ DETACH PROXY CARD HERE ▼

Please sign, date and return this proxy card in the enclosed postage prepaid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS OF CENTERPLATE, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.
1. Election of Directors

FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed whose names are crossed out below	☐
    (To withhold authority with respect to any nominee, please cross out that nominee’s name)

NOMINEES:	Felix P. Chee, Sue Ling Gin, Alfred Poe, Janet L. Steinmayer, David M. Williams, Glenn R. Zander

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Deloitte & Touche LLP to serve as the Company’s independent accountants for the fiscal year ending December 30, 2008.	☐	☐	☐

I/WE PLAN TO ATTEND THE MEETING	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E
NOTE: Please date and sign this proxy card exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy card is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Date Share Owner sign here	Co-Owner sign here

Centerplate, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SECURITY HOLDERS–MAY 22, 2008
     The undersigned hereby appoints Janet L. Steinmayer and Kevin F. McNamara, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Centerplate, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Security Holders of the Company, to be held in the Conde's Room, Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870 at 8:00 a.m. EDT on Thursday, May 22, 2008 and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated April 25, 2008, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.
     This proxy is being solicited by the Board of Directors of Centerplate, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND, WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.
(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)